Exhibit 99.1

Corporate Headquarters: 16005 Los Gatos Blvd, Los Gatos, CA 95032

Investor Relations Contact:	Company Contact:
Jody Burfening/Amy Gibbons	Barry Cinnamon, President and CEO
Lippert / Heilshorn & Associates	Akeena Solar, Inc.
(212) 838-3777	(408) 402-9400
agibbons@lhai.com	bcinnamon@akeena.com

Akeena Solar Announces Third Quarter 2009 Results

LOS GATOS, CA, October 22, 2009 – Akeena Solar, Inc. (NASDAQ: AKNS), a leading designer and installer of solar power systems, announced results for the third quarter ended September 30, 2009.

“Our third quarter results demonstrate the growing demand for residential solar installations and the improving leverage in our business model,” said Barry Cinnamon, president and chief executive officer of Akeena Solar. “The benefits of our differentiated Andalay panels and lower Andalay installation costs drove gross margin to 24.7%, double last year’s level, and up nicely from 19.7% in the second quarter. Tighter expense management continued and we reduced cash burn to $2.1 million. We ended the quarter with a backlog of $8.3 million, up from $7.5 million at June 30th.”

Cinnamon continued, “During the quarter, we continued advancing our strategy to diversify our revenue streams and scale our business. These initiatives are intended to create a platform for continued revenue growth in 2009 and beyond, while moving us closer to cash flow breakeven. We are making progress expanding our distribution of Andalay panels into four new channels: direct sales to solar installers in the US, sales to the low-income housing and new home construction markets, sales to solar installers in Europe and sales to big box retailers.

“Earlier this month, Andalay AC solar panels were named a winner of a Popular Mechanics Breakthrough Product Award, which showcases world-changing innovations. The racking, wiring, grounding and inverters built into Andalay AC panels allow both experienced installers and do-it-yourselfers to install a high performance rooftop solar power system safely and easily. Because of their simplicity and safety, we believe Andalay panels will be a natural fit with big box retailers, and we are advancing our strategy to penetrate that market. Sales to installers are growing steadily; in the quarter, we sold Andalay AC to 29 installers in 15 states and Canada, booking sales of $400,000.”

Concluded Cinnamon, “In all, our strategy to diversify our revenue streams is unfolding according to plan. Though clearly still in the early stages, opportunities in each of the four distribution channels appear very promising. Tight cost controls and continued financial discipline are improving our profitability as we transition the business to a more rapidly scalable model. We are optimistic that 2010 will bring a resumption of revenue growth.”

Third Quarter Financial Results
Net sales for the third quarter of 2009 were $7.7 million compared to $10.6 million in net sales in the third quarter of 2008, and $5.9 million in the second quarter of 2009. The decline in the third quarter compared to the same quarter last year reflects a decline in commercial revenue due to the tight credit market and overall economic conditions. The increase from the second quarter reflects a higher level of residential sales. Residential installations were $6.8 million in both the third quarter of 2009 and the third quarter of last year and $4.7 million in the second quarter of 2009. Commercial sales were $484,000 in the third quarter of 2009 compared to $3.1 million in the third quarter of 2008, and $665,000 in the second quarter. Net sales for the first nine months of 2009 were $21.2 million, compared to $29.9 million in the same period last year reflecting a decline in commercial revenue of $9.5 million and the absence of East coast and Colorado residential installations.

Gross profit for the third quarter of 2009 was $1.9 million, or 24.7% of sales, compared to $1.3 million, or 12.7% of sales, in the third quarter of 2008 and $1.2 million, or 19.7% of sales, in the second quarter of 2009. The increase in gross margin compared to the third quarter last year reflects primarily lower panel prices in the third quarter and lower direct labor costs due to efficiencies gained with Andalay panels, offset somewhat by lower average system prices. The increase in gross margin compared to the second quarter of 2009 reflects lower panel prices and higher subcontractor costs in the second quarter associated with our exit from the Colorado direct installation business. For the first nine months of 2009, gross profit was $5.3 million, compared to $4.8 million for the same period last year; gross profit margin for the first nine months of 2009 was 25.1% compared to 16.1% last year, primarily due to lower panel prices and lower direct labor costs, offset somewhat by lower average system prices.

Total operating expenses for the third quarter of 2009 were $5.1 million compared to $6.8 million for the same period last year, and $4.3 million in the second quarter of 2009. Compared to the third quarter of 2008, the $1.7 million reduction consisted of lower sales and marketing expenses of $874,000 and lower general and administrative costs of $878,000, reflecting the full impact of cost cuts made in the fourth quarter of 2008 and the first quarter of 2009. Stock-based compensation expense was $862,000 in the third quarter of 2009 compared to $1.1 million for the same period last year and $458,000 in the second quarter. Cash operating expenses (adjusted for stock-based compensation expense and depreciation and amortization expense) were $4.0 million in the third quarter of 2009 compared to $5.6 million for the same period last year and $3.7 million in the second quarter of 2009. Total operating expenses for the first nine months of 2009 were $15.1 million compared to $20.1 million in the first nine months of 2008.

The number of employees at quarter end was 137 full time equivalents, an increase from 125 at the end of the second quarter of 2009 and a decrease of 71 from 208 at September 30, 2008.

Net loss for the third quarter of 2009 was $2.4 million, or $0.07 per share, compared to a net loss of $5.5 million, or $0.19 per share, in the third quarter of 2008, and a net loss of $4.7 million, or $0.14 per share, in the second quarter of 2009. The third quarter net loss includes a favorable $758,000 non-cash adjustment to reflect the fair value of common stock warrants accounted for as a liability in accordance with provisions of the warrant agreements. Excluding the adjustment to the fair value of warrants, net loss for the third quarter of 2009 was $3.2 million, or $0.09 per share, an improvement of $0.10 per share compared to the third quarter of 2008 due to operating expense reductions of $1.8 million and the increased gross profit.

Net loss for the first nine months of 2009 was $12.2 million, or $0.39 per share, compared to net loss of $15.2 million, or $0.54 per share, for the same period last year. The non-cash adjustment to the fair value of common stock warrants for the first nine months of 2009 was $2.3 million. Excluding the adjustment to the fair value of warrants, net loss for the first nine months of 2009 was $9.8 million, or $0.31 per share, an improvement of $5.3 million or $0.23 per share compared to the same period last year, due to operating expense reductions of $5.5 million.

Installations for the quarter amounted to approximately 1,027 kilowatts compared to approximately 1,290 kilowatts in the same quarter last year and approximately 716 kilowatts in the second quarter of 2009. Backlog as of September 30, 2009 was $8.3 million reflecting primarily California residential sales.

Cash and cash equivalents at September 30, 2009 were $7.2 million. The $1.0 million cash-backed line had no balance drawn as of quarter end.

Outlook
For the fourth quarter of 2009, management expects installation results to be generally consistent with those in the third quarter, with residential sales representing 90% of installation revenues. Distribution channel sales are expected to grow sequentially and represent an increasing percentage of total revenue.

Conference Call Information
Akeena Solar will host an earnings conference call at 11:00 a.m. PT (2:00 p.m. ET) today to discuss its third quarter 2009 earnings results. Management will discuss strategy, review quarterly activity, provide industry commentary and answer questions.

To access the call in the U.S., please dial 877-866-5534 and for international callers dial 706-634-1178 approximately 10 minutes prior to the start of the conference call. The pass code is 32470955. The conference call is also being webcast and can be accessed from the “Investor Relations” section of the company’s website at www.akeena.com. A replay of the call will be available via telephone for one week, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, 706-645-9291. The conference ID is the same as above. In addition, the webcast will be archived on the company’s website for 90 days at www.akeena.com.

About Akeena Solar, Inc.
Founded in 2001, Akeena Solar's philosophy is simple: We believe producing clean electricity directly from the sun is the right thing to do for our environment and economy. Akeena Solar has grown to become one of the nation’s largest installers and distributors of solar power systems. The company's suite of solar panel systems, Andalay, is the only solar panel system with integrated racking, wiring and grounding. Andalay panels offer unprecedented reliability, performance and aesthetics. Akeena recently introduced Andalay AC solar panels which produce household AC power, making solar power safer and easier for solar installers, trades workers and do-it-yourselfers while boosting performance. For more information on the company, visit www.akeena.com <http://www.akeena.com>. Installers can also visit www.andalaysolar.com <http://www.andalaysolar.com> to learn more about installing the Andalay AC solar power system.

Safe Harbor
Statements made in this release that are not historical in nature, including those related to revenue and profitability and product offerings in future periods, constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “expects,” “projects,” “plans,” “will,” “may,” “anticipates,” believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified, and our actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, the effectiveness, profitability, and marketability of such products, the ability to protect proprietary information, the impact of current, pending, or future legislation and regulation on the industry, the impact of competitive products or pricing, technological changes, the ability to identify and successfully acquire, integrate and manage client accounts and locations and deliver our services to customers of businesses and accounts acquired from third parties, and the effect of general economic and business conditions. All forward-looking statements included in this release are made as of the date of this press release, and Akeena Solar assumes no obligation to update any such forward-looking statements.

- Tables to Follow -

AKEENA SOLAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine months Ended September 30,
	2009	2008	2009	2008

Net sales	$7,671,420	$10,595,632	$21,171,370	$29,905,703
Cost of sales	5,775,309	9,249,600	15,858,235	25,101,727
Gross profit	1,896,111	1,346,032	5,313,135	4,803,976
Operating expenses
Sales and marketing	1,438,299	2,312,006	4,574,208	6,557,229
General and administrative	3,634,320	4,512,817	10,541,539	13,565,117
Total operating expenses	5,072,619	6,824,823	15,115,747	20,122,346
Loss from operations	(3,176,508)	(5,478,791)	(9,802,612)	(15,318,370)
Other income (expense)
Interest income (expense), net	13,945	(13,767)	(46,357)	148,172
Adjustment to the fair value of common stock warrants	758,352	—	(2,320,167)	—
Total other income (expense)	772,297	(13,767)	(2,366,524)	148,172
Loss before provision for income taxes	(2,404,211)	(5,492,558)	(12,169,136)	(15,170,198)
Provision for income taxes	—	—	—	—
Net loss	$(2,404,211)	$(5,492,558)	$(12,169,136)	$(15,170,198)

Loss per common and common equivalent share:
Basic	$(0.07)	$(0.19)	$(0.39)	$(0.54)
Diluted	$(0.07)	$(0.19)	$(0.39)	$(0.54)
Weighted average shares used in computing loss per common and common equivalent share:
Basic	33,368,270	28,254,915	31,349,363	28,039,690
Diluted	33,368,270	28,254,915	31,349,363	28,039,690

AKEENA SOLAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited) September 30, 2009	December 31, 2008 (1)
Assets
Current assets
Cash and cash equivalents	$7,185,031	$148,230
Restricted cash	—	17,500,000
Accounts receivable, net	4,118,053	7,660,039
Other receivables	216,224	331,057
Inventory, net	3,775,167	10,495,572
Prepaid expenses and other current assets, net	1,465,513	3,704,375
Total current assets	16,759,988	39,839,273
Property and equipment, net	1,352,772	1,806,269
Goodwill	298,500	298,500
Other assets, net	150,657	194,346
Total assets	$18,561,917	$42,138,388

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3,138,752	$1,922,480
Customer rebate payable	77,839	271,121
Accrued liabilities	1,196,765	2,410,332
Accrued warranty	1,134,336	1,056,655
Common stock warrant liability	2,427,685	—
Deferred revenue	423,293	1,057,941
Credit facility	—	18,746,439
Current portion of capital lease obligations	22,184	23,292
Current portion of vehicle loans	218,915	219,876
Total current liabilities	8,639,769	25,708,136
Capital lease obligations, less current portion	4,217	20,617
Vehicle loans, less current portion	411,113	535,302
Other long-term liabilities	25,920	—
Total liabilities	9,081,019	26,264,055

Commitments and contingencies (Note 15)

Stockholders’ equity:
Common stock, $0.001 par value; 50,000,000 shares authorized; 34,582,789 and 29,340,418 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	34,583	29,340
Additional paid-in capital	57,592,239	52,820,224
Accumulated deficit	(48,145,924)	(36,975,231)
Total stockholders’ equity	9,480,898	15,874,333
Total liabilities and stockholders’ equity	$18,561,917	$42,138,388

(1) Derived from our audited financial statements as of December 31, 2008.